EXHIBIT 4.1


                           THE BANK OF NEW YORK MELLON
                                 2 HANSON PLACE
                            BROOKLYN, NEW YORK 11217



                                  March 3, 2010



Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036

                       Van Kampen Unit Trusts, Series 953

Dear Sirs:

   The Bank of New York Mellon is acting as trustee for the Van Kampen Unit Trusts, Series 953 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on March 2, 2010, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-164418) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,


                                                          By: /s/ TIMOTHY CARSON
                                                              ------------------
                                                                  Vice President